Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated December 23, 2011, relating to the consolidated financial statements of Piedmont Natural Gas Company, Inc., and the effectiveness of Piedmont Natural Gas Company, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Piedmont Natural Gas Company, Inc. for the year ended October 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
November 12, 2012